As filed with the Securities and Exchange Commission on October 15, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

XCF GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	2860	33-4582264
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd.
Floor 18, Suite 164

Houston, TX 77056

(346) 630-4724

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Cooper

Chief Executive Officer

XCF Global, Inc.

3040 Post Oak Blvd., Floor 18, Suite 164

Houston, TX 77056

(346) 630-4724

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sunny Trinh Chief Executive Officer DevvStream Corp. 2108 N St., Suite 4254 Sacramento, California	Jay Patel Chief Executive Officer Southern Energy Renewables Inc., 201 Rue Beauregard, Suite 202 Lafayette, LA 70508

Julio C. Esquivel, Esq. Shumaker, Loop & Kendrick, LLP 101 E. Kennedy Blvd., Suite 2800 Tampa, FL 33602 (813) 229-7600	Gil Savir Steve Camahort R. William Burns Chris Centrich Paul Hastings LLP 609 Main Street, Suite 2500 Houston, Texas 77002 (713) 860-7300	Samuel Whitley, Esq. Whitley LLP Attorneys at Law 24285 Katy Freeway, Suite 300 Katy, Texas 77494 (281) 206-0433

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the Prior Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-296774

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The filing fee is calculated as set forth in the Filing Fee Table in the Exhibit Index of this Registration Statement.

This registration statement shall become effective upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to General Instruction K of Form S-4 and Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the sole purpose of registering additional shares of Common Stock, par value $0.0001 per share, of XCF Global, Inc. (the “Company”) for issuance in connection with the mergers contemplated by the Business Combination Agreement, dated as of April 13, 2026 (as amended by Amendment No. 1, dated as of September 14, 2026, the “Business Combination Agreement”), by and among the Company, DevvStream Corp., an Alberta corporation (“DevvStream”), Southern Energy Renewables Inc., a Louisiana corporation (“Southern Energy”), DevvStream Merger Sub Inc., a Delaware corporation, and Southern Merger Sub Inc., a Delaware corporation.

The Company previously registered 174,595,830 shares of Common Stock on its currently effective Registration Statement on Form S-4 (Registration No. 333-296774) (the “Prior Registration Statement”). The number of shares originally registered represented the estimated maximum number of shares of Common Stock issuable in connection with the mergers based on an aggregate number of shares equal to a percentage of the aggregate number of shares of the Company issued and outstanding immediately prior to the effective time of the mergers.

The number of shares of Common Stock issuable upon the completion of the mergers is now estimated to be higher than originally anticipated due to an increase in the number of shares of Common Stock outstanding since the filing of the Prior Registration Statement, additional share issuances, conversions of outstanding convertible notes, or other adjustments. Accordingly, the Company is registering an additional 41,173,012 shares of Common Stock pursuant to Rule 462(b).

INCORPORATION OF DOCUMENTS BY REFERENCE

The contents of the Prior Registration Statement on Form S-4 (Registration No. 333-296774), including all amendments and supplements thereto and all documents incorporated or deemed to be incorporated by reference therein, are hereby incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
5.1	Opinion of Paul Hastings LLP
23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm of XCF Global
23.3	Consent of Davidson & Company LLP, independent registered public accounting firm of DevvStream Corp
23.4	Consent of MNP LLP, independent registered public accounting firm of DevvStream Holdings Inc
23.5	Consent of Davidson & Company LLP, independent registered public accounting firm of Southern Energy
107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 15, 2026.

XCF GLOBAL, INC.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Name	Title	Date
/s/ Christopher Cooper	Christopher Cooper	Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2026

*	Harvey Schnitzer	Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	October 15, 2026

*	Wray Thorn	Director	October 15, 2026

*	Sanford Cockrell	Director	October 15, 2026

*	Si-Yeon Kim	Director	October 15, 2026

*	Carl Stanton	Director	October 15, 2026

POWER OF ATTORNEY

Each person whose signature is identified by an asterisk (*) above has previously constituted and appointed the persons named as attorneys-in-fact in the power of attorney included in the Prior Registration Statement (Registration No. 333-296774), with full power of substitution and resubstitution, to sign this Registration Statement and any amendments hereto, and such power of attorney is incorporated herein by reference to the extent permitted by General Instruction K of Form S-4 and Rule 439(b) under the Securities Act.

*By:	/s/ Christopher Cooper
Christopher Cooper, Attorney-in-Fact

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